UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2011
Comarco, Inc.

(Exact name of registrant as specified in its charter)

California	000-05449	95-2088894

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 599-7400

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On March 11, 2011, Gerald D. Griffin resigned, effective immediately, as a director and Chairman of the Board of Directors (the “Board”) of Comarco, Inc. (the “Company”). Additionally, Mr. Griffin resigned from all committees of the Board on which he served at the time of his resignation.
     (d) On March 10, 2011, the Board took action to elect, effective March 10, 2011, Mr. Wayne Cadwallader, a director of the Company. Mr. Cadwallader was elected to fill a vacancy on the Board created as a result of action taken by the Board to increase the authorized number of directors from 5 to 6 on February 23, 2011, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2011. Mr. Cadwallader was considered at the suggestion of Elkhorn Partners LP, a significant shareholder of the Company, and elected by the Board upon the unanimous recommendation of the Nominating and Corporate Governance Committee following its review and consideration of Mr. Cadwallader.
          On March 15, 2011 the Board took action to elect, effective March 15, 2011, Mr. Michael R. Levin, a director of the Company and Chairman of the Board. Mr. Levin was elected to fill the vacancy on the Board created as a result of the resignation of Mr. Griffin. Mr. Levin was elected by the Board upon the unanimous recommendation of the Nominating and Corporate Governance Committee following its review and consideration of Mr. Levin.
          Concurrent with these changes to Comarco’s Board, the Board established committee assignments for the Board’s standing committees. Messrs. LeBuhn, Borowiec and Cadwallader were appointed as members of the Nominating and Corporate Governance Committee and Mr. LeBuhn was appointed as Chairman of the Nominating and Corporate Governance Committee. Messrs. Cadwallader, Borowiec and LeBuhn were appointed as members of the the Compensation Committee and Mr. Cadwallader was appointed as Chairman of the Compensation Committee. Messrs. Levin, Borowiec and Hultman were appointed as members of the Audit Committee and Mr. Levin was appointed as Chairman of the Audit Committee.
          Wayne Cadwallader is Managing Partner — Research for Elkhorn Partners LP, a long-time investor in Comarco. An experienced securities analyst, Mr. Cadwallader has extensive knowledge of numerous industries including technology, insurance, retail, manufacturing, and real estate. He also has substantial expertise in information technology gained through numerous management positions and in management consulting.
          Michael Levin is an independent private investor and advisor with substantial expertise in corporate governance, business strategy, and corporate finance, and with significant experience in U.S. public companies as a finance executive and independent management consultant. In addition to his private investment activities, he assists portfolio managers to turn around underperforming companies using shareholder activist strategy and tactics.
          Messrs. Cadwallader and Levin, along with Paul Borowiec who was appointed to the Board on February 23, 2011, will receive the Company’s standard compensation for non-employee directors and will be eligible to receive equity awards under the Company’s 2005 Equity Incentive Plan. Effective March 10, 2011, Mr. Cadwallader and Mr. Borowiec were each granted an initial award under the Company’s 2005 Equity Incentive Plan consisting of 25,000 restricted stock units. The Company also intends to enter into its standard form of indemnification agreement for directors with Messrs. Borowiec, Cadwallader, and Levin.
     A copy of the Press Release that the Company filed relating to the actions described above is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

99.1	Press release of Comarco, Inc. dated March 16, 2011

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC. (Registrant)
Date: March 16, 2011	/s/ Winston Hickman
(Signature)
Winston Hickman Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Comarco Inc. dated March 16, 2011